Exhibit 99.1

IMPLANT SCIENCES SUBMITS PLAN TO AMERICAN STOCK EXCHANGE

WAKEFIELD, Mass., May 12, 2008 (BUSINESS WIRE) -- Implant Sciences Corporation (AMEX: IMX), a high tech supplier of systems and sensors for the homeland security market and related industries, today announced it has submitted a plan advising the American Stock Exchange (the "Amex") of the actions it has taken and will take to bring the Company into compliance with certain listing standards of the Amex by October 9, 2009. The plan was submitted to Amex on May 9, 2008, in response to a previous notification that the Company was not in compliance with the continued listing standards of Sections 1003(a)(ii) and 1003(a)(iii) of the Amex Company Guide. The Company intends to issue a follow-up press release once it receives notification from the Amex as to the status of acceptance of the plan. The Company's common stock continues to be listed on the Amex under the ticker symbol "IMX."

About Implant Sciences

Implant Sciences develops, manufactures and sells sophisticated sensors and systems, as well as provides services for the Security, Safety and Defense (SS&D) and microelectronics industries. The Company has developed proprietary technologies used in its commercial portable and bench-top explosive trace detection (ETD) systems, which ship to a growing number of locations domestically and internationally. The Company has also developed and acquired technologies using ion implantation and thin film coatings for microelectronics and other applications. For further details on the Company and its products, please visit the Company's website at www.implantsciences.com.

Safe Harbor Statement

This press release contains forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Investors are cautioned that such forward-looking statements are subject to risks and uncertainties, including but not limited to, the Amex's decision to accept the Company's compliance plan , the Company's ability to execute upon the compliance plan, if accepted, so as to regain compliance with the Amex listing standards by October 9, 2009 and other risks and uncertainties described in the Company's filings with the Securities and Exchange Commission, including its most recent Forms 10-K, 10-Q and 8-K. Such statements are based on management's current expectations and assumptions which could differ materially from the forward-looking statements.

For Implant Sciences Corporation
Mozes Communications LLC
Kristine Mozes, 781-652-8875
kristine@mozescomm.com
www.mozescommunications.com